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                                                                 EXHIBIT 99.B11


                        [COOPERS & LYBRAND LETTERHEAD]


CONSENT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors of
Strong Equity Funds, Inc.

We consent to the incorporation by reference in Post-Effective Amendment No. 6 to the Registration Statement of Strong Equity Funds, Inc. on Form N-1A of our report dated February 2, 1995 on our audit of the financial statements and financial highlights of Strong Growth Fund (formerly known as Strong Growth Fund, Inc.), a series of Strong Equity Funds, Inc., which report is included in the Annual Report to Shareholders for the year ended December 31, 1994, which is also incorporated by reference in the Registration Statement. We also consent to the reference to our Firm under the caption "Independent Accountants" in the Statement of Additional Information.



                                        COOPERS & LYBRAND L.L.P.


Milwaukee, Wisconsin
December 7, 1995